Filed Pursuant to Rule 433
                                                         File No.: 333-129159-09

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. will arrange to send you the prospectus if you request it by calling toll-free 866-811-8049.

                        THE SERIES 2006-AR7 CERTIFICATES

                     Initial Principal   Pass-Through
       Class             Balance(1)          Rate              Principal Types              Interest Types     CUSIP
------------------------------------------------------------------------------------------------------------------------
          Offered Certificates
Class I-A-1               $302,144,000        (2)      Super Senior, Pass-Through           Variable Rate   94983W AA 1
Class I-A-2                $13,907,000        (2)      Super Senior Support, Pass-Through   Variable Rate   94983W AB 9
Class I-A-R                       $100        (2)      Senior, Sequential Pay               Variable Rate   94983W AC 7
Class II-A-1              $150,000,000        (3)      Super Senior, Pass-Through           Variable Rate   94983W AD 5
Class II-A-2              $100,000,000        (3)      Super Senior, Sequential Pay         Variable Rate   94983W AE 3
Class II-A-3                $6,200,000        (3)      Super Senior/Super Senior            Variable Rate   94983W AF 0
                                                       Support(4), Sequential Pay
Class II-A-4              $199,518,000        (3)      Super Senior, Sequential Pay         Variable Rate   94983W AG 8
Class II-A-5               $48,315,000        (3)      Super Senior, Sequential Pay         Variable Rate   94983W AH 6
Class II-A-6              $107,155,000        (3)      Super Senior, Sequential Pay         Variable Rate   94983W AJ 2
Class II-A-7               $28,131,000        (3)      Super Senior Support, Pass-Through   Variable Rate   94983W AK 9
Class B-1                  $15,990,000        (5)      Subordinated                         Variable Rate   94983W AL 7
Class B-2                  $10,493,000        (5)      Subordinated                         Variable Rate   94983W AM 5
Class B-3                   $6,496,000        (5)      Subordinated                         Variable Rate   94983W AN 3
        Non-Offered Certificates
Class B-4                   $5,996,000        (5)      Subordinated                         Variable Rate   94983W AP 8
Class B-5                   $2,499,000        (5)      Subordinated                         Variable Rate   94983W AQ 6
Class B-6                   $2,498,480        (5)      Subordinated                         Variable Rate   94983W AR 4

-------------

(1)   Approximate. The initial principal balances are subject to adjustment.

(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in May 2006, this rate is expected to be approximately 5.706% per annum.

(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in May 2006, this rate is expected to be approximately 5.622% per annum.

(4) While the Class II-A-7 Certificates are outstanding, the Class II-A-3 Certificates will have the characteristics of super senior certificates. After the principal balance of the Class II-A-7 Certificates has been reduced to zero, the Class II-A-3 Certificates will have the characteristics of super senior support certificates.

(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average of the net WACs of both loan groups. For the initial distribution date in May 2006, this rate is expected to be approximately 5.649% per annum.

Allocation of Amount to be Distributed on the Class A Certificates

Group I-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, as follows:

      (A) approximately 27.8626163152%, concurrently, to the Class II-A-1 and Class II-A-7 Certificates, pro rata; and

      (B) approximately 72.1373836848%, sequentially, as follows:

            (a) concurrently, to the Class II-A-2, Class II-A-3 and Class II-A-4 Certificates, pro rata; and

            (b) sequentially, to the Class II-A-5 and Class II-A-6 Certificates.